Exhibit 10.02

Capital Increase Agreement For Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Date: August 9, 2021

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
    CONTENT

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Capital Increase Agreement

This Capital Increase Agreement (hereinafter referred to as “this Agreement”) is executed on August 9, 2021 among the following parties in Pudong New District, Shanghai:

Shanghai MTM Equity Investment Fund Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“MTM” or “Capital Contributor I”)
Address: 3303-3306, S2, BFC, No.600 Zhongshan Road(E-2), Huangpu District, Shanghai
Unified Social Credit Code: 91310000MA1FL4N12P

1.Qingdao MTM Venture Capital Partnership (L.P.), a limited liability partnership enterprise duly incorporated and validly existing under the laws of China (“MTM Venture Capital” or “Capital Contributor II ”)
Address: 1006, East Wing, Fenghui Times Building, Taipingqiao Street, Xicheng District, Beijing
Unified Social Credit Code: 91370281MA94CA9U2Q

2.Hangzhou Canaan Creative Information Technology Limited, a limited liability company duly incorporated and validly existing in accordance with Chinese laws
(“Canaan” or “Capital Contributor III”)
Address:
Unified Social Credit Code:
3.VeriSilicon Microelectronics (Shanghai) Co., Ltd, a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“VeriSilicon” or “Capital Contributor Ⅳ”)
Address:
Unified Social Credit Code:

4.Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Ting Xin Lan” or “Capital Contributor Ⅴ”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3TK15G

5.Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Xuan Xin Miao” or “Capital Contributor Ⅵ”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3ULA80

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
6.Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership), a partnership enterprise duly incorporated and validly existing in accordance with Chinese laws (“Yi Xin Ran” or “Capital Contributo Ⅶ”)
Address: Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Business Certificate: 91310000MA1H3U352P

7.Chunhe Hong Kong Limited
A Hong Kong corporation，company number 3054988(“Chunhe HK” or“Capital Contributor Ⅷ”)
Address: Rooms 1101-04 38 Gloucester Road Hong Kong

8.PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC., an American limited liability company, registration number 237548-98 (“Founding Shareholder”)
Address: 16760 SW Upper Boones Ferry Road， Suite 101， Portland,
Oregon, the United States of America.

9.Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., a limited liability company duly incorporated and validly existing in accordance with Chinese laws (“Company” or “Target Company”)
Address: 17 Floor No.1 Sandhill Plaza 2290 Zuchongzhi Road, Pudong New District, Shanghai, China
United Social Credit Code: 913100007696958760

Pixelworks Semiconductor Technology (Shanghai) Co., Ltd., Pixelworks, Inc. (“PXLW”) and other affiliates of Target Company shall be respectively or collectively referred to as “Target Group” in this Agreement. The contracting parties of this Agreement shall be respectively referred to as a “Party” or collectively “Parties” in this Agreement.

As of the date of signing this capital increase agreement, the shareholding structure of the Target Group is as follows:

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Pixelworks, Inc. (Nasdaq: PXLW)
100%
Pixelworks Japan, LLC (Oregon)
100%
Pixelworks Taiwan, LLC (Oregon)
100%
Pixelworks Semiconductor Technology Company, LLC (Oregon)
100%
ViXS USA, Inc. (Delaware)
100%
Equator Technologies, Inc. (Delaware)
100%
Pixelworks Japan Inc. (Japan)
100%
Pixelworks Semiconductor Technology (Taiwan) Inc. (Taiwan)
100%
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. (China)
100%
Pixelworks Hong Kong Limited (Hong Kong)
100%
ViXS Systems, Inc.
Pixelworks Semiconductor Technology (Shanghai) Co. Ltd. Shenzhen Branch Office No. 1

WHEREAS:

1.The Target Company is a limited liability company registered on December 22, 2004. The registered capital is USD 3.25 million. The Target Company mainly engages in the design, manufacture and sale of visual display processing semiconductors and custom application specific integrated circuits ("ASIC") solutions for video applications, advanced media processing, and the efficient delivery and streaming of video in the target markets of smartphones, tablets, digital projection systems, high-quality video infrastructure equipment, and over-the-air (OTA) streaming devices. (“Main Business”)

2.The Target Group has conducted and is conducting a series of restructuring activities (“Restructuring”) to meet the regulatory requirements for Qualified Listing in the future (“the Completion of Restructuring”). The specific scheme and the structure chart of Target Group after Restructuring is attached as Appendix I.

3.The Capital Contributor desires to subscribe for certain registered capital newly issued by the Target Company according to the terms and conditions of this Agreement.

NOW THEREFORE, the Parties enter into and perform this Agreement based on equality, voluntariness and consensus:

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

1.DEFINITION

The terms in bold defined in this Agreement shall have the meaning as defined in this Agreement. In addition, the below terms shall have the following meanings when used in this Agreement:

1.1Transaction Documents shall mean the transaction documents to be executed by relevant Parties in accordance with the laws and the terms of this Agreement for the purpose of this Capital Increase (as defined below), including but not limited to this Agreement, shareholder resolutions, the articles of association of the Target Group as well as the application documents for the industrial and commercial registration.

1.2China shall mean the People’s Republic of China, and for the purpose of this Agreement shall not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.3Laws shall mean, for any person or entity, any laws, regulations, rules, orders, notices, judgments, rulings, awards, decisions and other forms of documents applicable to such person or entity that are regulatory or legally enforceable issued by any Government Authority or regulatory authority.

1.4Government Authority shall mean the legislative, administrative, judicial, regulatory departments, agencies or committees of China or any other country or region.

1.5Governmental Approval shall mean the approval, permit, consent, authorization issued by the Government Authority or qualification granted by the Government Authority, or registration and filings to be made with the Government Authority.

1.6Intellectual Property Rights shall mean (a) patents, know-how, rights to all of the improvement of the foregoing, rights to apply for patents and extensions, as well as the rights granted by the Chinese Laws or international treaties and conventions; (b) all the trademarks, service marks, logos, trade names and business names, including all the translation, adaptation, derivatives, and the combinations of such items, and including all the goodwill related to such items and all the applications, registrations and extensions of all such items; (c) all the copyright works, copyright and all the related applications, registrations and extensions; (d) all the trade secrets and confidential business information (including database, know-how, formulas, manufacture and production process, technology, technical data, designs, drawings, guidelines, lists of clients and suppliers, pricing and cost information, as well as business and marketing plans and proposals); (e) all the computer programs and software (including data and source and object code and

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
related documents); (f) all the other property rights in connection with the foregoing.

1.7Material Adverse Effect shall mean, the following effects which, individually or in combination with other changes and effect that has resulted in the Target Group’s direct economic losses exceeding RMB 10,000,000 in one time: (a) is or is reasonably expected to cause a Material Adverse Effect on the business, assets (including intangible assets), liabilities (whether contingent or otherwise), status (in terms of finance, Laws or otherwise), prospects or operational performance, including but not limited to the core Intellectual Property Rights of the Target Group being announced void by effective judicial documents, the Target Group being sued for the infringement of others’ Intellectual Property Rights and losing as ruled by effective judicial documents, the Founding Shareholder no longer being the actual controller of the Target Group and its Main Business, or (b) is or is reasonably expected to cause a Material Adverse Effect on the Qualified Listing.

1.8Qualified Listing shall mean company's IPO (initial public offering) and listing on the Shanghai Stock Exchange, Shenzhen Stock Exchange or other securities exchange markets agreed by all parties.

1.9Related Party shall mean (a) for any person (including a legal person, a non-corporate entity or a natural person), any other legal person, a non-corporate entity or a natural person that is directly or indirectly controlled by such person, or directly or indirectly controls such person or is under common control with such person; and, for the avoidance of doubt (b) for a natural person, the spouse, children, siblings, parents, the parents of the spouse, and the trustee of any trust whose beneficiary or the sole trustee is such natural person or his/her immediate family member, or any entity or company controlled by the foregoing persons shall be deemed to be a Related Party. The foregoing “control” or “controlled” shall mean direct or indirect power of management and decision of a subject to make a legally binding instruction or to compel other parties to make such instruction by virtue of holding voting rights, contracts or otherwise.

1.10Horizontal Competition shall mean competitor conducts the identical or similar business as the Main Business, and the business has the charactors of competition and substitution or there exists conflicts between the competitor and the Target Company in Main Business.

1.11Material Contracts shall mean all existing and effective, and the contract amount is not less than RMB 2,000,000 agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Target Company is a party or by which it is bound that are material to the conduct and operations of its business and properties.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
1.12Working Day shall mean any day other than Saturday, Sunday or legal holidays in China.

1.13Disclosure Letter: refers to the specific disclosure made by the Target Group to the Capital Contributors for the performance of this Agreement; see Appendix 2 of this Agreement.

1.14Core Staff shall mean the key employees identified by the Target Company and listed in the Disclosure Letter as, as of the date of this Agreement, being important to the operation of the Main Business following the Restructuring.

1.15Capital Contributor：Capital Contributor I, Capital Contributor II，Capital Contributor III，Capital Contributor IV, Capital Contributor V, Capital Contributor Ⅵ, Capital Contributor Ⅶ , Capital Contributor Ⅷ and Capital Contributor Ⅸ are separately referred to as “Capital Contributor” collectively referred to as “Capital Contributors” in this agreement；Capital Contributor V, Capital Contributor Ⅵ, Capital Contributor Ⅶ and Capital Contributor Ⅷ also be collectively referred to as employee stock ownership platforms（"ESOP"）

2.CAPITAL INCREASE

2.1Shareholding structure prior to the Capital Increase. According to the agreement on intellectual property transfer signed by the Founding Shareholder and the Target Company on May 17th, 2021, the Founding Shareholder intends to increase the capital ("IP Capital Increase") of the Target Company with the ownership of patented technology and proprietary technology (collectively referred to as "Capital Increase Technology") of image processing integrated circuit design products ("Intangible Assets"). Both parties confirm that, as of the date of signing this agreement, the Founding Shareholder has transferred the ownership of the above Intangible Assets to the Target Company, the Founding Shareholder and the Target Company have signed relevant decisions / resolutions on IP Capital Increase, and only the industrial and commercial change registration of IP Capital Increase has not been completed. After the industrial and commercial change registration of IP Capital Increase is completed, the equity structure of the Target Company is shown in the following table (for the avoidance of doubt, the shareholding ratio in this Agreement and other transaction documents is calculated based on the subscribed capital contribution. In case of any discrepancy between the subscribed capital contribution and the shareholding ratio, the subscribed capital contribution shall prevail):

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Shareholder Name	Amount of the Subscribed Capital (Unit: USD)	Shareholding Percentage
PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC	15,230,000	100%
Total	15,230,000	100%

2.2Capital Increase. MTM shall pay RMB 90 million to subscribe for the registered capital of the Target Company in the amount of RMB 5.5685million ，then, MTM holds 4.70% of the equities of the Target Company；MTM Venture Capital shall pay RMB 40 million to subscribe for the registered capital of the Target Company in the amount of RMB 2.4749 million, then, MTM Venture Capital holds 2.10% of the equities of the Target Company; Canaan shall pay RMB 20 million to subscribe for the registered capital of the Target Company in the amount of RMB1.2374 million，then, Canaan holds 1.04% of the equities of the Target Company；VeriSilicon shall pay RMB 20million to subscribe for the registered capital of the Target Company in the amount of RMB1.2374million，then, VeriSilicon holds 1.04% of the equities of the Target Company; Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership)(“E-town Changhou”,“ Capital Contributor Ⅸ”) shall pay RMB 30million to subscribe for the registered capital of the Target Company in the amount of RMB1.8562million，then, E-town Changhou holds 1.57% of the equities of the Target Company ；Ting Xin Lan shall pay RMB 10.8910 million to subscribe for the registered capital of the Target Company in the amount of RMB 0.9632 million, then, Ting Xin Lan holds 0.81% of the equities of the Target Company；Xuan Xin Miao shall pay RMB 27.3010 million to subscribe for the registered capital of the Target Company in the amount of RMB 2.4144 million, then, Xuan Xin Miao holds2.04% of the equities of the Target Company ; Yi Xin Ran shall pay RMB 24.5090 million to subscribe for the registered capital of the Target Company in the amount of RMB 2.1675 million, then, Yi Xin Ran holds1.83% of the equities of the Target Company ; Chunhe HK shall pay RMB 17.0621 million to subscribe for the registered capital of the Target Company in the amount of RMB1.5010 million, then, Chunhe HK holds 1.27% of the equities of the Target Company. The above are collectively referred to as this capital increase (“Capital Increase”). The amount that the Capital Contributor pays to subscribe for the Capital Increase shall be referred to as “Subscription Price”. The portion of the Subscription Price that exceeds the increased resigtered capital of the Target Company shall be reserverd as capital premium of the Target

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Company. The foreign exchange rate applicable to the Subscription Price shall be the middle price of the buying and selling price of RMB to US$ exchange rate published by the People’s Bank of China on the Closing Date.
Subscription Price shall be used for the technical research and development, production and sales related to the existing and future chip products of the Target Company, and to supplement the working capital required for the daily operation of the Target Company.

2.3Shareholding structure after the Capital Increase. As for the Capital Increase, the Founding Shareholder hereby expressly waive their pre-emptive rights and all other rights under the Laws or contractual arrangement (if applicable). Each Party hereby acknowledges that E-town Changhou also participate in this capital increase by signing the accession agreement and enjoy the same rights and obligations as other Capital Contributors herein. The shareholding structure after completion of the Capital Increase is set forth below:

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Shareholder Name	Amount of the Subscribed Capital (in RMB10000)	Shareholding Percentage
PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC	RMB9,899.50	83.60%
Shanghai MTM Equity Investment Fund Partnership (L.P.)	RMB 556.85	4.70%
Qingdao MTM Venture Capital Partnership (L.P.)	RMB 247.49	2.10%
Hangzhou Canaan Creative Information Technology Limited	RMB 123.74	1.04%
VeriSilicon Microelectronics (Shanghai) Co., Ltd	RMB 123.74	1.04%
Beijing E-town Changhou Display Chip Venture Capital Center (Limited Partnership)	RMB 185.62	1.57%
Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership)	RMB 96.32	0.81%
Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership)	RMB 241.44	2.04%
Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership)	RMB 216.75	1.83%
Chunhe Hong Kong Limited	RMB 150.10	1.27%
Total	RMB11,841.54	100.000%

2.4Closing.
After all the pre-closing conditions under Article 2.10 under this Agreement are fully met or waived by the Capital Contributor in written format, every Capital Contributor shall pay all the Subscription Price to the designated bank account by the Target Company respectively (“Closing”). The payment obligations of the Capital Contributors under

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
this Agreement are separate and non-joint. The Target Company shall, on the second working day after each Capital Contributor performs its settlement obligations, deliver to each Capital Contributor the paid in capital contribution certificate and the register of shareholders confirming that each Capital Contributor has completed its paid in capital contribution obligations, and affix the company's official seal.

Within five (5) working days after the Closing, the Target Company shall file the change of registration and filing with local administration (SAMR) and local bureau of commerce for this Capital Increase (including the registration of the change of company type, registered capital, shareholder and equity ratio in SAMR and the corresponding filing with the local bureau of commerce)；The Target Company shall, within 5 working days after completing the industrial and commercial change registration, deliver a copy of the updated business license stamped with the company's official seal to the Capital Contributors, and deliver to MTM a certificate showing that the director appointed by MTM has been registered as a director of the target company (stamped with the inquiry seal of the competent municipal regulatory bureau).

2.5Account to receive payment.
The account information for the Target Company to receive the Subscription Price from the Capital Contributor under this Agreement shall be informed by the Target Company five (5) working days before the closing.

2.6Overdue performance. In the event that the Capital Contributor is overdue in payment obligations, the Capital Contributor shall pay 0.03% of the overdue payment for each overdue day as overdue liquidated damages to the Target Company, from the overdue date till the date of actual payment.

2.7Good faith cooperation. The Target Group and the Founding Shareholder undertake that from the execution of this Agreement till the completion of the Capital Increase, they shall collaborate with the Capital Contributor in good faith to facilitate the completion of the Capital Increase, and:

(1)To operate normal business: the Target Group shall maintain its business in its normal course of business in a manner consistent with applicable laws, and ordinary and prudent course of business and make a reasonable effort: (1) to maintain the integrity of the business organization, (2) to maintain the relationship with third parties (including suppliers, customers, etc.), (3) to maintain the labor relationship with the Core Staff, (4) to maintain the current conditions of all the assets and property owned or used by the Target Group (except for normal operation and loss), and (5) to maintain and update the registered Intellectual Property;

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(2)To provide reasonable materials: during normal working hours, the Founding Shareholder and the Target Company shall provide materials concerning the Target Group reasonably requested by MTM and its representatives, including but not limited to provision of the Target Group’s accounts, contracts, technical information, personnel information, management information and other documents to the attorneys, accountants and other representatives appointed by the Capital Contributor.

(3)To maintain timely communication: the Target Company shall inform the Capital Contributor in writing immediately but in no event later than three (3) working days after the occurrence of any of the following events and discuss with the Capital Contributor the impact on the Target Group of such event to facilitate the stabilized operation of the Target Group:

(A)the Target Group believes a change in the capital, finance, assets, liabilities, business, prospects or operational aspects is likely or is reasonably expected to result in a Material Adverse Effect;

(B)Any matters that may cause the Target Group or Founding Shareholder materially breach any representations, statements and warranties or other provisions under this Agreement.

(C)the Target Group enters into an agreement involving the supply, sale and research and development of products that contains terms “that are beyond the scope of normal negotiation based on common business judgment and are extremely unfair without reasonable commercial cause for interpretation”, or signs off any proposal and intention related to the foregoing matters;
(D)the failure of any Governmental Approval for every entity of the Target Group (if applicable).

2.8Redemption Obligation. In case that any of the following occurs: (a) the Target Company failed to consummate the Qualified Listing before June 30th, 2024, or (b) prior to consummation of the Qualified Listing the Founding Shareholder and / or the Target Group have seriously violated the relevant representations, warranties, agreements, commitments and obligations under this agreement (including but not limited to the restructuring plan in serious violation of Appendix I to this Agreement), such that if left unresolved it would prevent the Qualified Listing from consummating before June 30, 2024, the Capital Contributor has the right to request the Company and/or Founding Shareholder to repurchase all or part of the Company’s equity held by Capital Contributor at the original subscription price of the equity plus 3% annual interest per year (From the date of closing day).

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

2.9MTM has the right to appoint one director in the board of the Target Company after closing; provided, that this right no longer applies after the Qualified Listing.

2.10Prerequisite for closing. After this agreement is executed and the following conditions are fully met or MTM has waived in writing (no joint exemption is required and the effect is limited to the exempt party), each party shall make the closing of capital increase in accordance with the provisions of this agreement:
（1）The Target Company and the Founding Shareholder have submitted to the Capital Contributor the following:
(a) the shareholders' decision/resolution of the shareholders' meeting signed by all existing shareholders of the Target Company and the board of directors' resolution signed by the existing board of directors of the Target Company regarding the Capital Increase (including approval of the new articles of association of the target company for this capital increase).
(b) PXLW has passed board resolution regarding Restructuring and the Capital Increase.
(c) and all Governmental Approvals to be obtained by the Target Company and the existing shareholder or other permits, authorizations or consents from third parties and that should be obtained regarding the Capital Increase and the Restructuring, with the implementations of announcements and legal procedures（Except for the industrial and commercial changes that need to be handled as a result of this capital increase and the circumstances listed in Appendix III）。

（2）The Prerequisite for closing（Appendix I）has been completed.

（3）The Founding Shareholder of the Target Company expressly waives the preemptive right and all other privilege entitled according to the law or the contracts;

（4）The Capital Contributor has completed due diligence on the Target Group in terms of law, finance, management, technology, Intellectual Property rights and licenses, and expressed satisfaction with the results;

（5）The representations and warranties of Target Company and the existing shareholders under this Agreement were true, integrated and correct at the time they were made and remain true, integrated and correct to the date of payment of the capital increase by the Capital Contributor.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
（6）There are no changes which will have Material Adverse Effect in the commercial, technical, legal or financial aspects of the Target Company, and there are no matters beyond the normal operation of the Target Company.

（7）There are no claims against the Target Company and/or its subsidiaries, affiliates, or existing shareholders, or claims that have arisen or are known to be likely to arise with respect to the Target Company, existing shareholders, and which are intended to limit the transactions under this Agreement, or to materially alter the terms or conditions of this Agreement, or which, in the reasonable and good faith judgment of Capital Contributor, may render the consummation of the transactions under this Agreement unattainable or unlawful or inappropriate to proceed, or which may have a Material Adverse Effect on the Target Company, its subsidiaries, or its then-existing shareholders.

（8）No government departments have made, issued, promulgated, enforced or passed any law or governmental orders that would render the transactions under this Agreement unlawful or restrict or prohibit the transactions under this Agreement.

（9）The Target Company and the Founding Shareholder shall have delivered a closing certificate to the Capital Contributor.

2.11Closing day. No later than the third working day after all the closing preconditions listed in Article 2.10 of this Agreement are met.

2.12Commitments after the closing. The Target Company and the Founding Shareholder agree to complete the following matters after the closing:

(1)After the closing date，completing the restructuring steps in Appendix I to this agreement as soon as possible and no later than December 31, 2021, and (b) complying with the commitments after closing in Appendix I to this agreement.

(2)After the Completion of Restructuring, the Target Company covenants that it has no significant or material debts to the Founding Shareholder, PXLW or other counterparties in the process of Restructuring (excluding reasonable and necessary related party transactions within the target group).

(3)The Target Group promises to urge and ensure that the Target Company will comply with various laws and regulations regarding the qualified listing on the Shanghai Stock Exchange and Shenzhen Stock

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Exchange, as well as the regulations of the China Securities Regulatory Commission and Stock Exchange.

2.13Document Format. The Target Company make covenants that all documents submitted by the Target Group for the completion of pre-closing conditions and post-closing covenants to the Capital Contributor must be provided with originals stamped with the cross-page seal by the Target Company if they are agreements. While for approvals and certification documents related to Restructuring, originals must be provided (if the originals are not applicable, the Target Company shall provide copies stamped with the official seal of the Target Company).

3.Special rights for the Capital Contributor
3.1    Right to know financial information. After the closing date and until the Qualified Listing, during the period when Capital Contributor holds the equity of the Target Company, the Target Company shall provide the Capital Contributor with the financial information required by the Capital Contributor within a reasonable range.

3.2    Liquidation preference. After the Closing and until the Qualified Listing, the Target Company confirms and promises that if the Target Company conducts liquidation, it will pay liquidation fees, employee wages, social insurance fees and statutory compensation, pay taxes owed, and pay off the company's debts in accordance with applicable laws and regulations, the Capital Contributor has the right to give priority to the return of the invested principal plus the annual interest (simple interest) of the People’s Bank of China’s benchmark loan interest rate for the same period and deduct the dividends that Capital Contributor has already obtained from the company (if appliable) from the date when the party actually pays the investment funds to the date when the actual distribution is made to the Capital Contributor, prior to any returns to the Founding Shareholder, but with the same priority as the ESOP, provided that the amount distributed to each ESOP shall not exceed the capital contributed by such ESOPs respectively.

3.3    Joint Right of Sale. If, prior to the Qualified Listing or liquidation of the Target Company, Founding Shareholder intends to transfer all or part of its equity interest in the Target Company to any person (the “Transferee”), the Capital Contributor shall have the right to transfer its equity interest in the Company to the Transferee at the same price and on the same terms and conditions as proposed by the Transferee, together with the Capital Contributor. The amount of the equity interest to be exercised by the Capital Contributor is the product of the amount of the equity interest to be transferred by the Founding Shareholder and the joint sale ratio described below. (Co-selling ratio = the percentage of the equity interest in the Target Company held by the Capital Contributor divided by

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(the percentage of the equity interest in the Target Company held by the Capital Contributor at that time plus the percentage of the equity interest in the Target Company held by the Founding Shareholder at that time)).

3.4    Pro Rata Participation Right. So long as the Capital Contributor holds an equity interest in the Target Company, the Capital Contributor shall have the option and the right to participate in any new private equity financing conducted by the Target Company after the Closing but prior to the Qualified Listing, on a pro rata basis as determined by reference to the Capital Contributor’s equity interest on the day prior to the closing of such equity financing, at the same price and the same terms and conditions as offered to other investors in the new equity financing.

4.REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1    Representations and warranties of each Party. Each Party of this Agreement shall undertake to other Parties severally and not jointly that, as of the date of this Agreement:

(1)Such Party is an entity duly incorporated, validly existing and in good standing under the applicable laws of the jurisdiction of such entity;

(2)Under applicable pertinent Laws, such Party possesses all the power, authorization and approval necessary to enter into this Agreement and to perform every obligation under this Agreement, including all the internal resolutions and authorization, and such Party has obtained (or does not need to obtain) all the external approvals, registration, assessment, filings, consent and notification from relevant government authorities, regulatory authorities, financial institutions, or other types of third parties required by the Laws or contracts, including but not limited to state-owned assets, financial regulatory, foreign investment approvals and so forth;

(3)The representative of such Party signing this Agreement is duly authorized to sign this Agreement and this Agreement shall constitute a legal, effective, binding and enforceable obligation of such Party under the terms of this Agreement upon execution of this Agreement;

(4)As of the date of this Agreement, all the shareholders of the Target Company have fully paid their subscribed registered capital and made full payment of the price to subscribe such registered capital (for the avoidance of doubt, each Party hereby states that the representations and warranties in this paragraph (4) are only applicable to the Founding Shareholder).

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
4.2    Representations and warranties of the Target Group. In addition to the representations and warranties set forth in Article 4.1 of this Agreement, the Target Group represent and warrant to Capital Contributor that (except for the exceptions set forth in relevant representations and warranties, and facts that do not cause a Material Adverse Effect), as of the date of this Agreement:

(1)The Target Group is a company duly incorporated and validly existing under the laws of its place of incorporation and possesses all the Governmental Approvals necessary to carry out the current business (only limited to those applied in the name of the Target Group) which have full effect. In the meantime, the Target Group has not violated such Governmental Approvals in all material aspects and has the full corporate rights and authorization necessary to carry out its ongoing Main Business.

(2)For this capital increase and Restructuring, the target group has obtained all applicable government approvals, approvals and consents (including the registration jurisdictions of the entities within the group), and abides by the articles of association and relevant laws and regulations of their respective registration jurisdictions; PXLW has complied with the rules of U.S. Securities and Exchange Commission and NASDAQ Stock Exchange and made necessary declarations and disclosures.

(3)The Capital Increase Technology agreed in the intellectual property transfer agreement has completely covered all the intellectual property rights that must transferred to the Target Company in order to carry out its main business.

(4)All the information or data provided to the Capital Contributor for the determination of the Capital Increase is true, correct and accurate and is not misleading in all the substantial and material aspects and doesn’t have any material omission.

(5)The Target Group does not have any irregular adjustment of sale and expense policies to inflate sale and profits.

(6)The Core Staff have no significant personal integrity issues, including but limited to the following: the Target Group has off-the-books sales revenue in cash, off-the-books expenses, off-the-books liabilities, large amounts of corporate funds taken by the major shareholder, major legal dispute, and significant internal control loopholes purposefully caused by the Founding Shareholder or Core Staff that the Capital Contributor is unaware of.

(7)The Target Company has not (a) seriously violated the provisions of the law, (b) seriously violated the approval of relevant government

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
authorities, (c) violated the provisions of its articles of association, or (d) failed to perform or abide by any important obligation, agreement, commitment or condition in any contract to which it is a party or binding on it or any of its properties. The Target Company has not received any notice of such breach, violation or omission.

(8)Unless the Founding Shareholder and the Capital Contributor reach an agreement, prior to completion of the registration of the Capital Increase with local administration, the Target Group shall not allocate undistributed profits. Such undistributed profits shall be shared by all the shareholders of the Target Company according to the shareholding percentage of the Target Company based on the capital then held and actually paid up after completion of the registration of the Capital Increase with local administration.

(9)The Target Group has the legal ownership and/or rights to use any main non-fixed assets, fixed assets, Intellectual Property Rights or other intangible assets owned, held or used by the Target Group (“Company Assets”). The Target Group has all necessary Company Assets for Main Business and there are no mortgage, pledge, or other security rights on any such Company Assets. The following has not occurred to the Company Assets: (i) any trust or similar arrangement of any Company Assets, or (ii) seizure, detention, freezing or compulsory transfer measures taken by any judicial or administrative department, or (iii) any major conditions likely to affect the rights and interests of the Target Group on the Company Assets or major conditions that result in any third party to directly or indirectly obtain rights and interests of any Company Assets, except for events in the normal course of operation of the Target Group.

(10)The patents, trademarks, service marks, trade names, copyrights, software rights, domain names, know-how, design rights and invention, licenses and other Intellectual Property Rights owned or used by the Target Group are in compliance with the provisions of the Chinese Laws or the applicable countries’ Laws. The Target Group has been diligent in maintaining the effect of the Intellectual Property Rights owned by the Target Group. To the actual knowledge of the Founding Shareholder and the Target Company: (i) there is no infringement on the Intellectual Property Rights of a third party in the operation of the Target Group; (ii) there is no pending Intellectual Property Rights claimed by a third party stating that the operation of any Target Group infringes or is likely to infringe on a third party’s Intellectual Property Rights or opposes to any Intellectual Property Rights held or used by such third party being used by the Target Group; (iii) there is no infringement or potential infringement by any third party on the Intellectual Property Rights held or used by the Target Group.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(11)The provisions of this Agreement (including the Restructuring and the Capital Increase) do not violate the articles of association or other forms of corporate documents of the Target Group or the Laws applicable to the Target Group (including without limitation, the transfer of technologies, intellectual property and know-how during the Restructuring will not violate any US laws and regulations regarding to export control) The provisions of this Agreement do not release any third party’s obligations or grant any rights to any third party (including any right of termination, priority or other options), except as otherwise set forth in this Agreement.

(12)All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Target Company. The Target Company is not in default or breach under any of the Material Contracts. The Target Company has not received from any other party any written notice regarding a violation or breach of, or default under, or intention to early terminate, any Material Contract. Consummation of the transactions contemplated by this Agreement will not (and will not give any other party a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Group Company under any Material Contract

(13)The Target Group does not have outstanding liabilities and legal obligations that may seriously affect the contemplated transaction under the terms and conditions of this Agreement.

(14)The Target Group does not have any material or contingent liabilities that are not disclosed to the Capital Contributor, including but not limited to provision of any forms of warranty or guarantees by the Target Group to any entity and natural person.

(15)The principal financial system, books, management, use of voucher and invoice as well as tax reporting and withholding and prepayment of the Target Group are in compliance with applicable financial and tax Laws and regulations. There is no public investigation or penalty due to tax arrears, delay in tax payment, tax evasion, tax fraud or other breach of tax Laws and regulations. The Target Company has the internal financial system which ensures that: (a) any transaction conducted is based on general or special authorization of management; (b) any transaction shall be recorded based on Chinese Generally Accepted Accounting Principles to prepare financial statements; (c) obtaining assets based on general or special authorization of management; (d) the Target Company shall reasonably compare the bookkeeping assets with the existing assets on a regular basis and make appropriate adjustments to the difference; and (e) the Target Company shall prepare and keep books of account, records and accounts, and the content of those can

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
accurately and fairly reflect the transactions and disposal of the assets.

(16)There’s no significant liabilities, debts or unpaid fees or tax of the Target Company due to materially breach of the Chinese Law on labor and employment (including but not limited to labor contract, salary, working time, social insurance, housing fund contributions).

(17)The Target Group has not been subject to a public investigation and penalty by any government environmental departments for environmental violations. There is no actual or expected liability, obligation or duty against the Target Group for its violation of environmental Laws or under environmental Laws that results in ongoing claims, legal actions or litigation or investigation.

(18)The Target Group has not bribed a counterpart entity or individual for sale or purchase of goods by means of property or otherwise, or provided any property or other benefit to Government Authorities and government officials to influence the Government Authorities’ decisions. The Target Group has not been subject to a public investigation and penalty by any judicial departments for violation of anti-commercial bribery Laws and regulations.

(19)The Target Company has signed labor contracts with all its employees; all the Core Staff has signed confidentiality agreements, Intellectual Property protection agreements.

(20)There is no ongoing litigation, administrative penalty, administrative reconsideration, appeals and other legal procedures instituted by or against the Target Group or related to the Target Group. There is no undisclosed legal liability or obligation that the Target Group is subject to but has not fulfilled based on the judgments, awards or decisions rendered by the court, arbitration agency or other judicial and administrative departments.

(21)From the date of signing of this agreement to the closing date, except for the implementation of Restructing and the capital increase, the target group and founding shareholders will not urge or allow the target company, and the target company will not take any of the following actions
(A)to terminate operation of the current business or alter any part of the current business of the Target Company;
(B)to sell or deposit all or substantially all of intangible assets or assets of the Target Company; (B) Selling or disposing of all or most of the intangible assets or assets of the target company; through any incentive plan or granting any options for capital increase, capital reduction, equity changes (except for matters that meet the preconditions for delivery under this

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
agreement), the target company Attract any investment other than this capital increase or obtain any investment commitment to change the form of the target company
(C)to create or permit the generation or issurance of any debts or burden of rights that consititute guaranty, lien, mortgage or other encumbrance to all or any reputation, asset or rights of the Target Company;
(D)to sale, transfer, license, mortgage, set any encumbrance or dispose any trademarks, patents, copyrights or other intellectual properties of the Target Company in other ways;
(E)to approve the transfer of the Target Company except for fulfilling this Agreement; to transfer any direct or indirect interest of the Target Company except for the purpose of its daily operation.

(22)Based on the reasonable judgment of the Target Group, the documents, statements and information likely to have a significant impact on the ability of the Capital Contributor to fully perform the obligations under this Agreement or the willingness of the Capital Contributor to conclude this Agreement has been fully disclosed to the Capital Contributor. All the documents, statements and information regarding the Capital Increase and the Main Business of the Target Company provided by the Target Company to the Capital Contributor or its attorneys, accountants and other representatives are true, accurate, complete and not misleading in all material aspects.

4.3    Timely notice. The Target Company undertake that, if they become aware of any circumstance that renders any representation and warranty under the above paragraph 4.2 becomes untrue, inaccurate or misleading in any material aspects, they shall immediately notify the Capital Contributor in writing.

4.4    Undertakings of the Target Group. In addition to the commitments after the closing in article 2.12 of this agreement, the Target Group undertake to the Capital Contributor that after Closing (except for circumstance unlikely to cause a Material Adverse Effect):

(1)The Target Group shall make its best effort to obtain all the environmental approvals required under all the environmental protection Laws, regulations, ordinances and rules (including but not limited to the environmental impact assessment, environmental completion acceptance and all the pollutant discharge permit of any construction projects), and shall comply with such environmental permits and all the requirements of the environmental protection Laws, regulations, ordinances and rules.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(2)The patents, trademarks, service marks, trade names, copyrights, software rights, domain names, know-how, design rights and invention, license and other Intellectual Property Rights owned or used by the Target Group in the future shall conform to the Chinese Laws or the applicable countries Laws.

(3)Except for being waived by MTM and until the date of the Qualified Listing, (i) within two (2) years after the end of holding equities in the Target Company, the Founding Shareholder shall not: (a) own or manage a controlling interest in any business that is competitive with the Main Business of the Target Company (“Competitive Business”); (b) induce, persuade or solicit any of the Core Staff or US Core Executives to terminate the labor relationship with the Target Company or related subsidiaries; (c) induce, persuade, or solicit any customers to terminate the service relationship with the Target Company; or (d) assist others to conduct any of the above events. The scope of the above Competitive Business shall be adjusted in accordance with the adjustment of the future Main Business of the Target Company. The foregoing restrictions do not apply after the Qualified Listing.
If it is necessary for a Qualified Listing, the Target Group undertakes to ensure that the Core Staff of the Target Company or its existing or future newly established subsidiaries will then sign the necessary non-competition agreements in accordance with the requirements of the China Securities Regulatory Commission.
(4)Target Company operates legally and compliantly after the closing date, and abides by taxation, finance, social security, labor, and other relevant applicable laws and regulations.

4.5    Representations and warranties of the Capital Contributor. Each of the Capital Contributor separately and not jointly undertakes to the Founding Shareholder and the Target Group which is not joint and several that:

(1)The Capital Contributor has completed the equity investment fund registration (if necessary) before the target company application for IPO as required by applicable Chinese Laws or regulatory authorities. If the ultimate beneficial owner of the Capital Contributor fails to complete the equity investment fund registration (if necessary) to the result that the process of the IPO of the Target Company is affected, the Capital Contributor shall take all the remedial measures to promptly complete the registration to eliminate the obstacle of the qualified IPO of the Target Group resulting therefrom.

(2)The Capital Contributor or its partners, shareholders or all of its ultimate investors are not civil servants or other persons prohibited or restricted from investment under the Chinese Laws, regulations,

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
ordinances or policies; The Capital Contributor or its partners, shareholders, or every level of its retrospective penetrating subjects comply with the Laws and regulations as well as the regulations of the securities exchange commission concerning the shareholders of a Pre-IPO enterprise.

(3)The capital increase by the Capital Contributor into the Target Company complies with the Chinese relevant Laws, regulations, ordinances and policies. The Capital Contributor is not affiliated with the staff of the agencies for the IPO of the Target Company and does not have any other contractual arrangement concerning the investment of the Target Company. The capital injection by the Capital Contributor into the Target Company is merely one of its investment projects.

(4)After the Capital Contributor invests in the Target Company, during the preparation of the initial public offering and IPO in the domestic securities market of the Target Company, the Target Company is entitled to carry out legal, financial and operational due diligence towards the Capital Contributor within the necessary scope according to the requirements of the relevant laws. The Capital Contributor shall provide a complete set of relevant valid materials within a reasonable period of time as requested by the Target Company. If, based on relevant Laws and regulations of the securities exchange commission, there is a significant obstacle or a Material Adverse Effect posed to the IPO of the Target Company due to the Capital Contributor’s reasons (including but not limited to existence of contractual private equity funds, asset management plans or trust schemes among the Capital Contributor or its partners, shareholders, or every level of its retrospective penetrating subjects), the Capital Contributor shall eliminate such obstacle or negative impact within the time period reasonably proposed by the agencies in the IPO project of the Target Company. In the event that the Capital Contributor fails to eliminate such obstacle or negative impact within the foregoing reasonable period, the Capital Contributor undertakes to transfer the equities of the Target Company held by itself to a qualified third party meeting the IPO requirements of the Target Company within the time period reasonably proposed by the agencies in the IPO project of the Target Company.

(5)The Capital Contributor shall strictly enforce any warranty and representation under Article 4.5. In the event of violation of any warranty and representation which results in any losses suffered by the Target Company, the Capital Contributor shall compensate and hold the Target Company harmless, and such compensation shall restore the Target Company to a state where relevant warranty or representation is not breached.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

5.CONFIDENTIALITY AND EXCLUSIVITY

5.1    Scope of confidentiality. The terms and details relevant to this Agreement and its appendices (including all the provisions such as the existence of this Agreement and any relevant Transaction Documents) are confidential information which each party of this Agreement shall not disclose to any third party, except as otherwise provided.

5.2    Confidentiality obligations. Each Party shall strictly keep confidential of any proprietary or private or confidential data and materials (i) concerning the Target Group and the Main Business, or (ii) belonging to other parties, or (iii) disclosed to it by other Parties at any time or disclosed to it for the negotiation of this Agreement or for the establishment or operation of the company and relevant information of this Agreement (“Confidential Information”), and shall not disclose such Confidential Information to any third parties or persons other than each Party of this Agreement, the Target Group, the Shareholding Platform, professional advisers and relevant Government Authorities . In particular, PXLW, as a U.S. listed company is, not subject to Article 5.2 if it is required to disclose to the public this agreement or the relevant information of this capital increase transaction under the U.S. federal or Oregon state laws and regulations within a reasonable and necessary range.

5.3    Permitted disclosure. Notwithstanding the foregoing, each Party is entitled to disclose the Capital Increase transaction and its Transaction Documents within a reasonable and necessary scope to its affiliates, shareholders, current and potential investor, senior management or employee, provided that the person or agency that becomes aware of the information has agreed to keep confidential of the Confidential Information and the disclosing party assumes and undertake joint and several liability for the confidential obligation of the information receiving party.

5.4    Exceptions. The information disclosed in the following circumstances is not subject to the foregoing restrictions:

(1)Disclosure or use required by the Chinese Laws or any regulatory authorities;

(2)Disclosure or use mandated by any judicial proceeding arising from this Agreement or any other agreements made under this Agreement or reasonable disclosure of relevant matters to tax authorities;

(3)Disclosure to professional advisers of each Party. However, each Party shall require such professional advisers to comply with this provision relating to such Confidential Information as if they were a party to this Agreement;

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
(4)The information has become public without any breach of confidentiality obligations;

(5)The information has been approved to be disclosed or used in writing by all the other Parties of this Agreement.

If the Confidential Information is disclosed for the reasons set forth in the above paragraphs (1) and (2), the disclosing party shall discuss with other parties for the disclosure and submission of relevant information in a reasonable period of time before the disclosure or submission of the information, and shall require the receiving party to keep confidential of the disclosed or submitted information under such circumstances to the extent possible.

6.FORCE MAJEURE

6.1    Force majeure. In the event of an earthquake, war, any act or omission of the government, government injunction or an incident that cannot be foreseen, prevented, avoided, controlled by other Parties to this Agreement such that the Parties cannot perform this Agreement, the affected party may be exempted from its liabilities if it has exercised reasonable and prudent duty of care; if this Agreement cannot be performed/continue to be performed due to a force majeure event, the affected party shall take reasonable measures to eliminate and prevent further expansion of losses.

7.LIABILITY FOR BREACH OF THE AGREEMENT

7.1    Liability for breach of the Target Group. The Target Group agrees with regard to the following matters, the Target Group shall indemnify, defend, and hold the Capital Contributor harmless from, any economic damage, loss, claim, litigation, payment request, judgment, settlement, taxation, interest and expense (including but not limited to reasonable attorney’s fees) (however, any loss of proceeds or expected proceeds of the Capital Increase and loss or expected losses of the Capital Increase is expressly excluded) suffered or incurred by the Capital Contributor, or brought by a third party against and suffered or incurred by the Capital Contributor or its Related Parties, directors, partners, shareholders, employees, agents and representatives (“Indemnified Persons”) (The foregoing claims by a third party shall be confirmed by an effective judicial judgment, and the Target Group shall be provided with a written notice in advance with a reasonable period of time so that the Target Group have an opportunity to effectively participate in any such judicial proceeding to state the opinions, provide evidence and response. Further, any damages determined by mediations, settlements and other non-mandatory awards shall have been approved by the Target Group in writing before mediations and settlements.):

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
The Target Group breaches any representation, warranty, undertaking, covenant or obligation under this Agreement (except for cases those are not considered as violations according to the relevant provisions).

If the Target Group materially breaches the relevant representations, warranties, covenants, undertakings or obligations under this Agreement, resulting in triggering the repurchase obligation as stipulated in Article 2.8 of this Agreement, the Capital Contributors shall have the right to choose to (a) pursue the Target Group for breach of contract as stipulated in Article 7.1 of this Agreement, or (b) require the Target Company or the Founding Shareholder to repurchase all of its equity interest as stipulated in Article 2.8 of this Agreement.

7.2    Breach of the Capital Contributor. In the event that the Capital Contributor delays in the performance of this Agreement as set forth in Article 2.6 herein and such partial performance continues for more than thirty (30) days, the Target Company is entitled to require the Capital Contributor in writing to continue to perform this Agreement. With the written consent of the Founding Shareholder, the Target Company is entitled to elect to notify all the other relevant Parties in writing (1) to terminate this Agreement, or (2) to terminate the rights and obligations under this Agreement for the Capital Increase of each Party and such Capital Contributor, that is, such Capital Contributor exits from the Capital Increase. The rights and obligations of each of the Capital Contributor under this Agreement are independent of each other and the other Capital Contributor shall not be jointly and severally liable for any breach by any of the Capital Contributor of any of their commitments or obligations under this Agreement. The rights and obligations of each of the Capital Contributor are independent of each other and the other Capital Contributor shall not be jointly and severally liable for any breach by any of the Capital Contributor of any of their commitments or obligations.

7.3    Costs for protection of rights. Each Party agrees that, in the event that a non-breaching party pursues a breach of contract against the breaching party due to breach of this Agreement by the breaching party, such non-breaching party shall be entitled to require the breaching party to compensate the costs incurred by the non-breaching party for protection of rights to pursue breaching liabilities, including but not limited to reasonable attorney’s fees, notary fees, appraisal fees, and assessment fees and so forth.

8.EFFECTIVENESS, SUPPLEMENT, AMENDMENT AND TERMINATION OF THE AGREEMENT

8.1    Effectiveness, supplement and amendment. This Agreement shall take effect upon signing (in case of a natural person) and stamping (where it is

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
not a natural person) of the Parties of this Agreement. The appendix of this Agreement shall be an integral part of this Agreement and shall supplement this Agreement with equal legal effect. Where the appendix of this Agreement is in conflict with the text of this Agreement, the text of this Agreement shall prevail and shall be amended accordingly. This Agreement may be amended or changed after the Parties to this Agreement reach consensus. Any amendment or change shall be made in writing and shall be signed (in case of a natural person) and stamped (where it is not a natural person) of the Parties of this Agreement.

8.2    Termination. This Agreement shall be terminated in the following manner (for the avoidance of doubt, each Party agrees that, regardless of the provisions of the Laws or contract, this Agreement shall not be terminated for any other reasons):

(1)The Parties to this Agreement shall mutually terminate in a written agreement and determine the effective date of termination;

(2)In the event that the Founding Shareholder and/or the Target Group is in serious breach of the representations, warranties, covenants, undertakings and obligations under this Agreement which results in a Material Adverse Effect and renders the purpose of entering into this Agreement by the Capital Contributor impossible, and if the Founding Shareholder and/or the Target Group fails to take effective remedial measures within thirty (30) Working Days from the receipt of the remedial notice from the Capital Contributor, the Capital Contributor is entitled to notify all the other Parties in writing to terminate this Agreement and shall specify the effective date of termination in such written notice (such date shall not be earlier than ten (10) Working Days from the date when such notice is sent);

(3)This Agreement is terminated by the parties with a termination right in accordance with the conditions and procedures set forth in Article 8.2.

8.3    Effect of termination. In the event that this Agreement is terminated in accordance with the foregoing Article 8.2(1), except as otherwise stipulated by all the Parties at that time, each Party of this Agreement shall return the consideration under this Agreement received from the other Parties based on the principles of fairness, reasonableness, and honesty and restore to a state at the point of execution of this Agreement to the extent possible.
In the event that this Agreement is terminated according to Article 8.2(2) under this Agreement, the Founding Shareholder shall pay the compensation. The compensation shall be the actual loss that can be proved by the capital contributor.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
9.APPLICABLE LAW AND DISPUTE RESOLUTION

9.1    Applicable Law. The conclusion, validity, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the Chinese Laws. However, if the published Chinese Laws do not address specific matters related to this Agreement, reference shall be made to the common international business practice to the extent permitted by the Chinese Laws.

9.2    Arbitration clause. All disputes arising from or in connection with the performance of this Agreement shall be settled through friendly consultation. If any dispute cannot be resolved within fifteen (15) days, any party may submit such dispute to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission then effective. The arbitral tribunal consists of three (3) arbitrators appointed in accordance with the arbitration rules. The applicant shall appoint one arbitrator and the respondent shall appoint one arbitrator. The third arbitrator shall be appointed by the aforesaid two arbitrators or designated by the Shanghai International Economic and Trade Arbitration Commission. The arbitration language is Chinese. The arbitral award is final and binding on all the Parties.

9.3    Continuance of performance. During the dispute resolution, each Party shall continue to enjoy other respective rights under this Agreement and continue to perform relevant obligations under this Agreement.

10.MISCELLANEOUS

10.1    Adjustment of law. After this Agreement takes effect, if new Laws, regulations, or ordinances are promulgated or the current Laws, regulations, or ordinances are amended or interpreted such that the economic interest of any Party or any plan set forth in this Agreement is affected by the Material Adverse Effect, each Party shall enter into negotiation immediately and make the best effort to maintain the economic interest each Party is entitled to under this Agreement, or shall continue to make adjustment necessary to enforce the affected plans, such adjustment shall not be less than the interest each Party is entitled to or the plan to be executed before such Laws, regulations and ordinances are promulgated, amended or interpreted.

10.2    Transfer of this Agreement. Any Party shall not transfer the rights and/or obligations under this Agreement without other Parties’ prior written consent. This Agreement shall be binding on each Party of this Agreement, its respective successors and permitted assigns and the benefit shall inure to all such Parties. For the avoidance of doubt, the Capital Contributor has the right to transfer the rights and obligations entitled under this Agreement along with the transfer of the affiliates of the

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Capital Contributor and the equities held by it to any third party other than the Target Company’s competitors or their affiliates. Such transfer needs no prior consent of other parties and the Target Company, nor is restricted by other parties’ preemptive right.

10.3    Severally but not jointly. Each Capital Contributor shall have separate rights and obligations with respect to this Agreement, and the obligations and liabilities of each Capital Increaser Capital Contributor under this Agreement shall be separate and not joint and several, and each Capital Contributor shall not be deemed to form a joint venture or other affiliated relationship by reason of the execution and performance of this Agreement. Any waiver by any of the Capital Contributor of its rights or the release or termination of this Agreement shall be effective only to the extent of such party's rights and obligations and shall not constitute a waiver by the other Capital Contributors of their rights or a release or termination of this Agreement

10.4    Severability. If one or more provisions of this Agreement are declared to be invalid, non-binding or unenforceable, the remaining provisions of this Agreement shall remain in full force and shall be interpreted as closely as possible to the original language of such invalid, non-binding or unenforceable provisions.

10.5    Costs and expenses. Costs, expenses and taxes incurred to the Capital Contributor, the Founding Shareholder, the Target Group and other parties for the Capital Increase shall be borne by each of them respectively.

10.6    Title. The headings and titles in this Agreement are provided for convenience only and shall not affect the meaning and interpretation of any terms of this Agreement.

10.7    Notice. All the notices or other communication under this Agreement shall be in writing and delivered to the address, telephone number, or e-mail below of the following Parties, or the address, telephone number, or e-mail with prior written notice seven (7) days in advance to relevant Parties.

The Founding Shareholder: PIXELWORKS SEMICONDUCTOR TECHNOLOGY COMPANY, LLC.
Address: 16760 SW Upper Boones Ferry Road， Suite 101， Portland, Oregon, the United States of America.
Contact person: [*]
E-mail: [*]

Target Company: Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Address: 17 Floor No.1 Sandhill Plaza 2290 Zuchongzhi Road, Pudong New District, Shanghai, China
Contact person: [*]
Telephone: [*]
E-mail: [*]

MTM：Shanghai MTM Equity Investment Fund Partnership (L.P.)
Address: 3303-3306, S2, BFC, No.600 Zhongshan Road(E-2), Huangpu District, Shanghai
Contact person: [*]
Telephone: [*]
E-mail:[*]

MTM Venture Capital：Qingdao MTM Venture Capital Partnership (L.P.)
Address: 1006, East Wing, Fenghui Times Building, Taipingqiao Street, Xicheng District, Beijing
Contact person: [*]
Telephone: [*]
E-mail:[*]

Hangzhou Canaan Creative Information Technology Limited Address: Room 603-2,6/F,China Resources Building A Shangcheng District,Hangzhou,China
Contact person: [*]
E-mail: [*]

VeriSilicon Microelectronics (Shanghai) Co., Ltd
Address: 20 / F, Zhangjiang Building, 560 Songtao Road, Pudong New area, Shanghai,China
Contact person: [*]
E-mail: [*]

Ting Xin Lan (Shanghai) Management Consulting Partnership (Limited Partnership)
Address:  Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Contact person: [*]
E-mail: [*]

Xuan Xin Miao (Shanghai) Management Consulting Partnership (Limited Partnership)
Address:  Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Contact person: [*]
E-mail: [*]

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Yi Xin Ran (Shanghai) Management Consulting Partnership (Limited Partnership)
Address:  Building C, No. 888, Huanhu West 2nd Road, Lin-gang Special Area of China (Shanghai) Pilot Free Trade Zone
Contact person: [*]
E-mail: [*]

Chunhe Hong Kong Limited
Address: Rooms 1101-04 38 Gloucester Road Hong Kong
Contact person: [*]
E-mail: [*]

10.7    Entire Agreement. This Agreement is the ultimate expression of the agreement of all the Parties and is the complete and exclusive representation of the agreement and understanding of the contemplated transaction of all the Parties in this Agreement. This Agreement supersedes any prior negotiation, agreement and understanding (whether written or oral) regarding the Capital Increase among the Parties. In the event that the provisions concerning the Capital Increase in the Transaction Documents submitted to the registration authorities in the process of the Capital Increase (including but not limited to all types of application documents with respect to the Capital Increase such as the Articles of Association of the Target Company and the shareholder's decisions of the Target Company, whether such documents have been attached to this Agreement) are different from the provisions of this Agreement, each Party acknowledges to follow the provisions of this Agreement.

10.8    Counterpart. This Agreement is made in 15 copies. The Target Group holds 6 copies and each of other Parties holds 1 copy. This Agreement shall be made in both Chinese and English. In the case of any discrepancy between the versions of these two languages, the Chinese version shall prevail.

(No text below. Signature pages follow.)

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Appendix I Restructuring

Scheme of Restructuring

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
Appendix II Name list of core staff

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.
US Core Executive List

Capital Increase Agreement for Pixelworks Semiconductor Technology (Shanghai) Co., Ltd.

Appendix approval